Rule 424(b)(2)
Registration No. 333-157642

Pricing Supplement dated September 1, 2010
(To Prospectus dated March 2, 2009
and Prospectus Supplement dated March 10, 2009)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the
Prospectus Supplement.

CUSIP: 89233P4K9

Principal Amount (in Specified Currency): $120,000,000.
TMCC may increase the Principal Amount prior to the Original
Issue Date but is not required to do so.
Issue Price: 100%
Initial Trade Date: September 1, 2010
Original Issue Date: September 7, 2010
Stated Maturity Date: September 8, 2011

Interest Payment Dates: The 8th of each December, March and June, commencing on December 8, 2010, and on the Stated Maturity Date
(long first coupon)

Net Proceeds to Issuer: $119,964,000
Agent: Jefferies & Company, Inc.
Agent's Discount or Commission: 0.03%
Agent's Capacity:
 	[  ] Agent
 	[X] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
       [X] Regular Floating Rate Note
       [  ] Inverse Floating Rate Note:
       	Fixed Interest Rate:
       [  ] Floating Rate/Fixed Rate Note:
       	Fixed Interest Rate:
       	Fixed Rate Commencement Date:
       [  ] Other Floating Rate Note
       	(See attached Addendum)

Interest Rate Basis:
	[  ] CD Rate
	[  ] CMS Rate
	[  ] CMT Rate
	[  ] Commercial Paper Rate
	[  ] Eleventh District Cost of Funds Rate
	[X] Federal Funds Rate (daily weighted average)
	[  ] Federal Funds Open Rate
	[  ] LIBOR
	[  ] Prime Rate
	[  ] Treasury Rate
	[  ] Other (see attached Addendum)

If CMS:
	Designated CMS Maturity Index:

If CMT:
	Designated CMT Maturity Index:

	Designated CMT Reuters Page:
		[  ] T7051
		[  ] T7052

If LIBOR:
	Designated LIBOR Page:
	Index Currency:

If CD Rate or LIBOR
	Index Maturity:

Spread (+/-):  +0.25%
Spread Multiplier:  N/A

Maximum Interest Rate:	  N/A
Minimum Interest Rate:  N/A

Interest Reset Dates: Each Business Day
Interest Rate Reset Cutoff Date: 2 Business Days prior to each related Interest Payment Date
Interest Determination Dates: The same day as the related Interest
Reset Date

Day Count Convention:
	[  ] 30/360
	[X] Actual/360
	[  ] Actual/Actual

Business Day Convention
	[X] Following, adjusted
	[  ] Modified Following, adjusted

Business Day: New York

Redemption:  Not Applicable
Redemption Date(s):
Notice of Redemption:

Repayment:  Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:  Not Applicable
Total Amount of Original Issue Discount:
Yield to Maturity:
Initial Accrual Period:

Specified Currency:  U.S. dollars
Minimum Denomination/Minimum Incremental Denomination: $1,000 and $1,000 increments thereafter

If a Reopening Note, check [   ], and specify:
	Initial Interest Accrual Date: